Exhibit 99.1
Standard & Poor’s Press Release dated January 27, 2004

S&P raises Coventry Health Care’s rating to ‘BBB–’
Tue January 27, 2004 11:31 AM ET
(The following statement was released by the rating agency)

NEW YORK, Jan 27 – Standard & Poor’s Ratings Services said today that it raised its counterparty credit rating on Coventry Health Care Inc. (NYSE:CVH) to ‘BBB–’ from ‘BB+’, which puts the rating into the investment-grade level.

Standard & Poor’s also said that the outlook on Coventry is stable.

“This rating action is based on the company’s improved capital adequacy, stronger earnings profile, and enhanced financial flexibility/liquidity,” said Standard & Poor’s credit analyst Joseph Marinucci. “However, Standard & Poor’s remains cautious about the company’s acquisition–based growth strategy.”

Coventry’s enrollment, excluding network rental and acquisitions, is expected to increase moderately to 2.5 million–2.6 million members for 2004. Standard & Poor’s expects Coventry’s operating performance to remain extremely strong in 2004 but could be pressured somewhat by aggressive competitor pricing in certain core markets. Despite Standard & Poor’s expectation of extremely strong profitability in 2004, Coventry’s consolidated capital adequacy is expected to decrease moderately because of higher planned dividend distribution to the holding company. Accordingly, consolidated statutory surplus is expected to increase by about $40 million. If Coventry meets Standard & Poor’s earnings expectations for 2004, debt leverage and interest coverage metrics would be considered very conservative for the rating level.

Through Sept. 30, 2003, Coventry’s consolidated pretax income was $282.4 million, which significantly exceeded Standard & Poor’s expectation and was also well in excess of that achieved for the same prior–year period. This improvement was attributed mainly to a combination of sustained rate increases that exceeded underlying medical cost trends and ongoing administrative cost–containment initiatives. Furthermore, Standard & Poor’s believes that Coventry has enhanced it earnings profile by realizing stronger returns on revenue and achieving profitable performance in almost all of its geographic markets. Complete ratings information is available to subscribers of Ratings Direct, Standard & Poor’s Web–based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Credit Ratings Actions.